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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

March 14, 2007

Thomas J. Falk
Chairman of the Board and
Chief Executive Officer

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 26, 2007, at 11:00 a.m. at the Dallas Marriott Las Colinas, which is located at 223 West Las Colinas Boulevard, Irving, Texas.

     At the Annual Meeting, stockholders will be asked to elect three directors for a three-year term, approve the selection of the Corporation’s independent auditors, approve a proposal regarding the annual election of directors and vote on three stockholder proposals. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures.

     If you plan to attend the meeting, please check the card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

Thomas J. Falk

KIMBERLY-CLARK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 26, 2007

The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Dallas Marriott Las Colinas, which is located at 223 West Las Colinas Boulevard, Irving, Texas, on Thursday, April 26, 2007, at 11:00 a.m. for the following purposes:

1.	To elect three directors for a three-year term to expire at the 2010 Annual Meeting of Stockholders;

2.	To approve the selection of Deloitte & Touche LLP as our independent auditors;

3.	To approve a proposal to amend the Certificate of Incorporation to permit the annual election of directors;

4.	To vote on three stockholder proposals which may be presented at the meeting; and

5.	To take action upon any other business which may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on February 26, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided, or indicates his or her preferences using the Internet or telephone.

By order of the Board of Directors.

Timothy C. Everett
Vice President and Secretary

P.O. Box 619100
Dallas, Texas 75261-9100
March 14, 2007

i

ii

March 14, 2007

PROXY STATEMENT

PART ONE
VOTING INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 26, 2007 and at any adjournment of the Annual Meeting. We are first mailing this proxy statement and the accompanying proxy to holders of Kimberly-Clark common stock on March 14, 2007.

Who May Vote

Each stockholder of record at the close of business on February 26, 2007 will be entitled to one vote for each share registered in the stockholder’s name. As of that date, there were outstanding [          ] shares of our common stock.

How You May Vote

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, for approval of the selection of our independent auditors, for approval of the proposal for annual election of directors and against approval of the stockholder proposals.

How You May Revoke or Change Your Vote

You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	by mailing a revised proxy to the Secretary of the Corporation

•	by changing your vote on the Internet website

•	by using the telephone voting procedures

•	by voting in person at the meeting

Confidential Voting

Proxy cards are received by our independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy cards and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, we will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent will identify stockholders who fail to vote so that we may contact them and request they do so.

Costs of Solicitation

Kimberly-Clark will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by our employees. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $14,000 plus reimbursement of out-of-pocket expenses.

Votes Required/Voting Procedures

A majority of the shares of our common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. The three nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected, subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. The proposed amendment to the company’s certificate of incorporation described below in Proposal 3 requires for approval the favorable vote of a majority of shares outstanding as of the record date. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner of the shares, and instructions are not given.

Dividend Reinvestment and Stock Purchase Plan

If a stockholder is a participant in our Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name.

Employee Benefit Plans

We also are sending this proxy statement and voting materials to participants in various Kimberly-Clark employee benefit and stock purchase plans. The trustee of each plan, as the stockholder of record of the shares of our common stock held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and proxy statement and our 2006 Annual Report are available in the Investors section of our website at www.kimberly-clark.com. Instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site. Stockholders may enroll to receive proxy materials online as follows:

•	Stockholders of Record. If your shares are registered in your own name, to enroll in the electronic delivery service, go directly to our transfer agent’s website at www.computershare.com/us/ecomms anytime and follow the instructions.

•	Beneficial Stockholders. If your shares are not registered in your name, to enroll in the electronic delivery service, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

•	Plan Participants. If you are a participant in one or more of our employee benefit or stock purchase plans, to enroll in the electronic delivery service, go directly to our transfer agent’s website at www.econsent.com/kmb anytime and follow the instructions.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce
Duplicate Mailings

Each year in connection with our Annual Meeting, we are required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, this process results in duplicate mailings of proxy statements and annual reports. Stockholders may avoid receiving duplicate mailings and save the Corporation the cost of producing and mailing duplicate documents as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at 972-281-1522 or by e-mail at stockholders@kcc.com.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at 972-281-1522 or by e-mail at stockholders@kcc.com.

PART TWO
CORPORATE GOVERNANCE INFORMATION

Board of Directors and Board Committees

The Board of Directors met six times in 2006. All of the incumbent directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

Although we do not have a formal policy with respect to director attendance at Annual Meetings, since 1997 all nominees and continuing directors have attended the Annual Meetings. Twelve of our directors, which constituted all nominees and continuing directors, attended the 2006 Annual Meeting.

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable New York Stock Exchange (“NYSE”) corporate governance rules, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees. These charters are available in the Investors section of our website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain paper copies of the charters without charge.

Audit Committee

Dennis R. Beresford is the Chairman of our Audit Committee. The other members of the Audit Committee are John R. Alm, John F. Bergstrom, and Mae C. Jemison, M.D. The Committee met eight times in 2006. In addition, Mr. Beresford participated in three additional conference calls as Chairman of the Committee to preview earnings press releases during 2006.

Each member of the Audit Committee is an Independent Director under the independence standards set forth in our Corporate Governance Policies. See “Director Independence” below for additional information on Independent Directors.

Each member of the Audit Committee satisfies the financial literacy requirements of the NYSE, and the Board has determined that Mr. Beresford is an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (“SEC”).

The principal functions of the Audit Committee, as specified in its charter, include the following:

•	Oversees (i) the quality and integrity of the financial statements; (ii) compliance with ethical policies contained in the Code of Conduct, and legal and regulatory requirements; (iii) the independence, qualification and performance of our independent auditors; and (iv) the performance of our internal auditors.

•	Subject to stockholder approval, selects and engages our independent auditors.

•	Reviews the scope of the audits and audit findings, including any comments or recommendations of our independent auditors.

•	Establishes policy in connection with internal audit programs.

•	Pre-approves all audit and non-audit services provided by the independent auditors.

•	Reviews risk assessment and management policies.

For additional information about the Audit Committee’s oversight activities in 2006, see the Audit Committee Report in Part Four of this proxy statement.

Management Development and Compensation Committee

Marc J. Shapiro is the Chairman of our Management Development and Compensation Committee. The other members of this Committee are Abelardo E. Bru, Pastora San Juan Cafferty, James M. Jenness, and G. Craig Sullivan. Mr. Jenness was appointed to this Committee as of February 1, 2007. The Committee met five times in 2006. Each member of this Committee is an Independent Director.

The principal functions of the Management Development and Compensation Committee, as specified in its charter, include the following:

•	Establishes and administers the policies governing annual compensation and long-term compensation, including stock option awards, restricted share awards and restricted share unit awards.

•	Oversees (i) leadership development for senior management and future senior management candidates; and (ii) key organizational effectiveness and engagement policies.

•	Reviews diversity programs and key metrics.

Compensation Process and Procedures

On an annual basis, the Committee reviews and sets the compensation of our elected officers, including all of our executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. Our Chief Executive Officer has the authority to establish compensation programs for non-elected officers. Additionally, as discussed below in “Part Four — Executive Compensation — Compensation Discussion and Analysis,” the Committee has delegated limited authority to our Chief Executive Officer to grant stock options, restricted stock, and restricted share units to non-executive officers for recruiting or retention purposes.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Committee’s determination of how that compensation achieves the objectives of our compensation policies. None of our executive officers are present during the portion of the Committee’s meetings when compensation for executive officers is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Part Four — Executive Compensation — Compensation Discussion and Analysis” below.

Use of Compensation Consultants

The Committee’s charter provides that the Committee has the authority to retain advisors, including compensation consultants, to assist the Committee in its work. Both we and the Committee believe that compensation consultants can provide important market information and perspectives that can help the Committee develop compensation programs that best meet the objectives of our compensation policies.

To assist management and the Committee in assessing and determining appropriate, competitive, compensation for our executives, the Corporation annually engages an outside compensation consultant. In 2006, Mercer Human Resource Consulting was retained for this purpose. The Committee also separately retains an additional compensation consultant, independent of management, who is directed by the Committee to review the analysis and recommendations of the consultant retained by the Corporation, and advise the Committee whether such analysis and recommendations are appropriate and in line with the market and general compensation trends and consistent with our compensation objectives. In 2006, the Committee retained The Delves Group as its independent compensation consultant. The Delves Group had no other business relationship with the Corporation and received no payments from us other than fees for services to the Committee.

Committee Report

The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located below at “Part Four — Executive Compensation — Management Development and Compensation Committee Report.’’

Nominating and Corporate Governance Committee

Linda Johnson Rice is the Chairman of our Nominating and Corporate Governance Committee. The other members of this Committee are Abelardo E. Bru, Pastora San Juan Cafferty, James M. Jenness, and G. Craig Sullivan. Mr. Jenness was appointed to this Committee as of February 1, 2007. The Committee met four times in 2006. Each member of this Committee is an Independent Director.

The principal functions of the Nominating and Corporate Governance Committee, as specified in its charter, include the following:

•	Oversees the process by which individuals are nominated to become Board members.

•	Oversees matters of corporate governance, including developing and recommending to the Board changes to Corporate Governance Policies.

•	Advises the Board on (i) Board organization, membership, function, performance and compensation; (ii) committee structure and membership; and (iii) policies and positions regarding significant stockholder relations issues.

•	Reviews director independence standards and makes recommendations to the Board with respect to the determination of independence of directors.

•	Monitors and recommends improvements to the practices and procedures of the Board.

•	Reviews stockholder proposals and considers responses or actions with respect to such proposals.

The Nominating and Corporate Governance Committee, in accordance with its charter and our Certificate of Incorporation, has established criteria and processes for director nominees, including nominations proposed by stockholders. Those criteria and processes are described below in “— Director Nominee Criteria and Process” and “— Stockholder Nominations for Directors.”

Executive Committee

Robert W. Decherd is our Lead Director and is the Chairman of the Executive Committee. The other members of this Committee are John F. Bergstrom, Thomas J. Falk, and Claudio X. Gonzalez. In 2006, the Executive Committee did not meet and took action by unanimous written consent once with respect to the approval of two subsequent phase projects under our Strategic Cost Reduction Plan pursuant to authority delegated to the Committee by the Board in July 2005.

The principal function of this Committee is to exercise the powers of the Board to direct our business and affairs between meetings of the Board.

Compensation Committee Interlocks and Insider Participation

During 2006, the following directors served as members of the Management Development and Compensation Committee of our Board: Abelardo E. Bru, Pastora San Juan Cafferty, Marc J. Shapiro and G. Craig Sullivan.

Thomas J. Falk, our Chairman of the Board and Chief Executive Officer, served as a member of the Compensation Committee of the Board of Directors of Kimberly-Clark de Mexico, S.A.B. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A.B. de C.V., served as a member of our Board in 2006.

Director Independence

Since 1996, our By-Laws have provided that a majority of our directors be independent directors (“Independent Directors”). In addition, our Corporate Governance Policies adopted by the Board provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the NYSE. Our Corporate Governance Policies are available in the Investors section of our website at www.kimberly-clark.com.

The nominees for director are such that immediately after the election of the nominees to the Board, a majority of all directors holding office will be Independent Directors. Our independent Board helps ensure good corporate governance and strong internal controls. We are in compliance with all corporate governance requirements of the NYSE, the SEC and the Sarbanes-Oxley Act of 2002.

The Board has determined that all directors and nominees are Independent Directors, except for Thomas J. Falk and Claudio X. Gonzalez. When making these determinations, the Board considered the following:

•	We made charitable contributions of (i) $162,000 in 2004, $237,500 in 2005, and $275,000 in 2006 to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director, and (ii) $290,000 in 2004, and $400,000 in each of 2005 and 2006 to Marquette University, where Mr. Bergstrom is a trustee. Each of these contributions was below the amounts established by the NYSE and our Corporate Governance Policies as potentially affecting a director’s independence. We have significant company operations and a significant number of employees in the Fox Cities area.

•	Companies majority owned by Mr. Bergstrom paid to us approximately (i) $55,000 in 2004, and $58,000 in each of 2005 and 2006 to lease excess hangar space at an airport near Appleton, Wisconsin, and (ii) approximately $123,000 in 2004, $128,000 in 2005, and $133,000 in 2006 for pilot services pursuant to a pilot sharing contract for incremental costs related to using our pilots for their corporate aircraft.

•	We paid approximately $15,000 in 2004, $34,000 in 2005, and $8,000 in 2006 for automobile and related services to car dealerships in the Neenah, Wisconsin area that are majority owned by Mr. Bergstrom.

•	We paid approximately $194,000 in 2004, $50,000 in 2005, and $53,000 in 2006 for advertising to entities owned directly or indirectly by Belo Corp., where Mr. Decherd is Chairman, President and Chief Executive Officer. This advertising was placed in accordance with our advertising agencies’ independent recommendations, and not at the request or direction of management.

•	We made charitable contributions of $5,000 in 2004, and $1,000 in each of 2005 and 2006 to the Dorothy Jemison Foundation for Excellence, where Dr. Jemison is a director.

•	We paid $550,000 in each of 2004 and 2005, and $343,000 in 2006 for advertising to entities owned directly or indirectly by Johnson Publishing Company, where Ms. Johnson Rice is President and Chief Executive Officer. This advertising was placed in accordance with our advertising agencies’ independent recommendations, and not at the request or direction of management.

•	We paid approximately $306,000 in 2004, $746,000 in 2005, and $1,133,000 in 2006 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support our strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating and Corporate Governance Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating and Corporate Governance Committee include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, special business experience and expertise.

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee has retained a search firm to assist the Committee in identifying and recruiting director candidates meeting the criteria specified by the Committee.

When a vacancy occurs on the Board, the Nominating and Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Corporation’s Certificate of Incorporation, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at our Annual Meeting of Stockholders.

Stockholder Nominations for Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. The notice of nomination must be received by us not less than 50 days nor more than 75 days prior to the stockholders’ meeting, or if we give less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described above. We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the Annual Meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between Annual Meetings in accordance with the process described above in “Director Nominee Criteria and Process.” If the proposed amendments to our Corporation’s Certificate of Incorporation, as set forth in Proposal 3 below, are adopted at the Annual Meeting, the notice of nomination must be received by us not less than 75 days nor more than 100 days prior to the stockholders’ meeting, or if we give less than 75 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced.

Communications to Directors

Our Board has established a process by which stockholders and other interested parties may communicate with the Board. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Stockholders and other interested parties may send written correspondence to our Board in care of our Lead Director:

Lead Director
Kimberly-Clark Corporation
P. O. Box 619100
Dallas, Texas 75261-9100

Other Corporate Governance Matters

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide the Corporation and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are available in the Investors section of our website at www.kimberly-clark.com. Stockholders also may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Corporate Governance Policies without charge.

Code of Conduct.  Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code of Conduct is available in the Investors section of our website at www.kimberly-clark.com. Stockholders also may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Code of Conduct without charge.

Lead Director.  Mr. Decherd served as Lead Director in 2006. The Lead Director chairs executive session meetings of non-management directors and serves as Chairman of the Executive Committee, among other responsibilities. The non-management directors are scheduled to meet in executive session without the presence of management at least quarterly.

Committee Authority to Retain Independent Advisors.  Each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation.

Whistleblower Procedures.  The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain a toll-free, around-the-clock Code of Conduct Line which allows our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access the line is available in the Investors section of our website at www.kimberly-clark.com.

Chief Compliance Officer.  Ronald D. Mc Cray is the Senior Vice President — Law and Government Affairs and Chief Compliance Officer, overseeing our compliance program. He reports to the Audit Committee on the program’s effectiveness, provides periodic reports to the Board, and works closely with various compliance functions to provide coordination and sharing of best practices across the compliance groups.

Disclosure Committee.  We have established a disclosure committee composed of members of management to assist in fulfilling our obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Stockholder Rights Plan.  The Board has adopted the following policy statement on stockholder rights plans: “Kimberly-Clark does not have a ‘poison pill’ or stockholder rights plan. If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Annual Election of Directors.  The Board has recommended to stockholders that directors be elected on an annual basis instead of for staggered terms of three years each. To effect this change, a majority of the shares outstanding must vote in favor. See Proposal 3 below.

Majority Voting for Election of Directors.  In September 2006, the Board amended the Corporation’s By-Laws to provide that, in uncontested elections, directors will be elected by a majority vote rather than by a plurality. If an incumbent director does not receive a majority of votes, the director is required to tender his or her resignation for consideration by the Board. Our By-Laws are available in the Investors section of our website at www.kimberly-clark.com.

Charitable Contributions.  The Nominating and Corporate Governance Committee has adopted guidelines for review and approval of charitable contributions by us and any foundation we control to organizations or entities with which a member of the Board of Directors or an executive officer is or may be affiliated.

PART THREE
PROPOSALS TO BE VOTED ON

PROPOSAL 1. ELECTION OF DIRECTORS

General Information

The Board of Directors is divided into three classes, as required by our Restated Certificate of Incorporation (the “Charter”). Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of thirteen members, including James M. Jenness who was elected to the Board by the Board of Directors as of February 1, 2007. Five of the directors have terms which expire at this year’s Annual Meeting (Class of 2007), four have terms which expire at the 2008 Annual Meeting (Class of 2008) and four have terms which expire at the 2009 Annual Meeting (Class of 2009).

Proposal 3 below sets forth the recommendation of the Board to have directors elected on an annual basis instead of for three-year terms. If that proposal is approved by stockholders, then beginning with the Annual Meeting in 2008, new directors, and incumbent directors whose terms are expiring, will be elected annually for one-year terms.

The three nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2010 Annual Meeting of Stockholders (Class of 2010) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages.

Both Pastora San Juan Cafferty and Claudio X. Gonzalez have announced that they do not intend to stand for re-election to the Board of Directors when their current terms expire at the Annual Meeting of Stockholders on April 26, 2007. Ms. Cafferty and Mr. Gonzalez will continue to serve as directors until the Annual Meeting.

Certain Information Regarding Directors and Nominees

The names of the nominees for the Class of 2010 and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of February 28, 2007 and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the
2010 Annual Meeting of Stockholders
(Class of 2010)

James M. Jenness, 60, Director since February 2007

Chairman of the Board, Kellogg Company

Mr. Jenness was elected Chairman of the Board of Kellogg Company in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a member of the board of directors of Grocery Manufacturers of America, Children’s Memorial Hospital and the Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is a member of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.

Linda Johnson Rice, 49, Director since 1995

President and Chief Executive Officer, Johnson Publishing Company, Inc.

Mrs. Johnson Rice has been President and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became Vice President in 1985 and was elected President and Chief Operating Officer in 1987. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated, MoneyGram International, Inc. and Omnicom Group, Inc.

Marc J. Shapiro, 59, Director since 2001

Retired Vice Chairman, J. P. Morgan Chase & Co.

Mr. Shapiro retired in 2003 as Vice Chairman of J. P. Morgan Chase & Co., a financial services company. Before becoming Vice Chairman of J. P. Morgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of J. P. Morgan Chase & Co., from 1989 until 1997. He now serves as a consultant to J. P. Morgan Chase & Co. and as non-executive Chairman of its Texas operations. Mr. Shapiro is a member of the board of directors of Burlington Northern Santa Fe Corporation and The Mexico Fund, and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Baylor College of Medicine, Rice University and BioHouston.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the
2008 Annual Meeting of Stockholders
(Class of 2008)

John R. Alm, 61, Director since February 2006

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.

Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in December 2005. He had been Chief Executive Officer since January 2004 and President and Chief Operating Officer since January 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held numerous other senior management positions until his retirement. He is a member of the board of directors of Washington Group International, Inc.

John F. Bergstrom, 60, Director since 1987

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company in Wisconsin. Mr. Bergstrom is a director of Midwest Air Group, Inc., the Wisconsin Energy Corporation and its wholly-owned subsidiary Wisconsin Electric Power Company. He also is a member of the board of trustees of Marquette University and the Theda Clark Hospital Foundation, and a member of the board of directors and executive committee of Green Bay Packers, Inc.

Robert W. Decherd, 56, Director since 1996

Chairman of the Board, President and Chief Executive Officer, Belo Corp.

Mr. Decherd has served as Chairman of the Board and Chief Executive Officer of Belo Corp., a broadcasting and publishing company, since 1987. Mr. Decherd became President of that company in 1994, and previously served as President from 1985 through 1986. He has been a director of Belo Corp. since 1976. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal Communications Commission commissions concerned with public policy matters related to the television industry.

G. Craig Sullivan, 67, Director since 2004

Retired Chairman and Chief Executive Officer, The Clorox Company

Mr. Sullivan retired as Chairman and Chief Executive Officer of The Clorox Company, a consumer products company, in December 2003. He joined The Clorox Company in 1971 and held a number of senior sales and management positions during his career, culminating in his election as Chief Executive Officer and Chairman of the Board in 1992. Mr. Sullivan serves as a director of Mattel, Inc., The Goodyear Tire & Rubber Company and The American Ireland Fund. He also serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco.

Term Expiring at the
2009 Annual Meeting of Stockholders
(Class of 2009)

Dennis R. Beresford, 68, Director since 2002

Ernst & Young Executive Professor of Accounting, University of Georgia

Mr. Beresford has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committees of Legg Mason, Inc. and the Federal National Mortgage Association (Fannie Mae).

Abelardo E. Bru, 58, Director since 2005

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of Office Depot, Inc. and the Education is Freedom Foundation.

Thomas J. Falk, 48, Director since 1999

Chairman of the Board and Chief Executive Officer

Mr. Falk was elected Chairman of the Board and Chief Executive Officer of the Corporation in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President-Global Tissue, Pulp and Paper in 1998, where he was responsible for our global tissue businesses. Earlier in his career, Mr. Falk had responsibility for our North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He also serves on the board of directors of Centex Corporation, Grocery Manufacturers of America, Inc. and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Mae C. Jemison, M.D., 50, Director since 2002

President, BioSentient Corporation

Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of Scholastic Corporation, Valspar Corporation, Gen-Probe Incorporated and The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine. She is also the Chair of the State of Texas Biotechnology and Life Science Cluster Report and the Presiding Officer of the State of Texas Product Development and Small Business Incubator Board.

Compensation of Directors

Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes. Our Outside Directors are compensated for their services under our Outside Directors’ Compensation Plan which we adopted in 2003. Our objectives for outside director compensation are to remain competitive with the compensation paid to outside directors of comparable companies, to keep pace with changes in best corporate governance practices in director compensation, to attract qualified candidates for Board service, and to reinforce our practice of encouraging stock ownership by our directors. In 2004, to assist the Nominating and Corporate Governance Committee in assessing and determining appropriate, competitive outside director compensation, the Committee engaged Mercer Human Resource Consulting, an outside compensation consultant. Based on that assessment, in 2004 the Committee recommended to our Board, and our Board approved, the outside director compensation for 2005 and 2006.

2006 Compensation

In 2006, each Outside Director received (1) an annual cash retainer of $70,000 payable pro rata quarterly in advance and (2) a grant of 2,000 restricted share units. Outside Directors who join our Board during a calendar year receive a pro-rated portion of the annual retainer and grant of restricted share units. On January 2, 2006, Outside Directors who were also chairmen of the Audit Committee, Management Development and Compensation Committee or Nominating and Corporate Governance Committee each received an additional grant of 300 restricted share units, and the Lead Director received an additional grant of 500 restricted share units. In addition, we reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive an amount, payable in shares of our common stock, equal to the value of a specified number of shares of our common stock within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on our Board. During the restricted period, restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

The following table sets forth the compensation paid to each Outside Director in 2006:

	Fees
	Earned or
	Paid in	Stock Awards
Name(1)	Cash($)	($)(2)(3)(4)	Total($)(5)(6)

John R. Alm	70,000	108,679	178,679
Dennis R. Beresford	70,000	137,195	207,195
John F. Bergstrom	70,000	119,300	189,300
Abelardo E. Bru	70,000	119,300	189,300
Pastora San Juan Cafferty	70,000	119,300	189,300
Robert W. Decherd	70,000	149,125	219,125
Mae C. Jemison	70,000	119,300	189,300
Linda Johnson Rice	70,000	137,195	207,195
Marc J. Shapiro	70,000	137,195	207,195
G. Craig Sullivan	70,000	119,300	189,300

(1)	James M. Jenness, who is an Outside Director, was elected to our Board as of February 1, 2007 and did not receive any compensation from us in 2006.

(2)	Amounts shown reflect what the Corporation recognized in 2006 for financial reporting purposes in accordance with Statement of Financial Accounting Standards, No. 123 (Revised 2004) Share-Based Payment (“FAS 123R”) for restricted share unit awards granted pursuant to our Outside Directors’ Compensation Plan. See Note 7 to our audited financial statements included in our 2006 Annual Report on Form 10-K for the assumptions used in valuing and expensing these restricted share units.

(3)	The 2006 restricted share unit awards were granted on January 2, 2006, except for John R. Alm, who joined the Board and received a grant on February 22, 2006. The number of restricted share units granted in 2006, and the grant date fair value of those grants, determined in accordance with FAS 123R, are set forth below.

	Restricted
	Share Units	Grant Date
Name	Granted in 2006(#)	Fair Value($)

John R. Alm	1,833	108,679
Dennis R. Beresford	2,300	137,195
John F. Bergstrom	2,000	119,300
Abelardo E. Bru	2,000	119,300
Pastora San Juan Cafferty	2,000	119,300
Robert W. Decherd	2,500	149,125
Mae C. Jemison	2,000	119,300
Linda Johnson Rice	2,300	137,195
Marc J. Shapiro	2,300	137,195
G. Craig Sullivan	2,000	119,300

(4)	As of December 31, 2006, our Outside Directors had the following stock awards outstanding:

	Restricted	Restricted
Name	Shares(#)	Share Units(#)	Stock Options(#)

John R. Alm	0	1,877	0
Dennis R. Beresford	0	8,082	5,084
John F. Bergstrom	3,000	7,459	8,032
Abelardo E. Bru	0	2,741	0
Pastora San Juan Cafferty(a)	3,000	8,105	8,337
Robert W. Decherd	3,000	8,828	8,236
Mae C. Jemison	0	7,459	5,084
Linda Johnson Rice	3,000	7,766	7,626
Marc J. Shapiro	0	8,082	17,924
G. Craig Sullivan	0	4,156	0

(a)	Ms. Cafferty also had outstanding at December 31, 2006, 26,309 phantom stock credits accrued under our Deferred Compensation Plan for Outside Directors. These credits are accrued at the director’s election in lieu of cash director fees, which are converted into phantom stock credits based on the number of shares of our common stock which would have been purchased with the cash fees on the date of payment. Additional stock credits are accrued based on the dividends paid on our common stock on the same dates and at the same rates as are paid to our stockholders. These credits will be settled 100 percent in cash.

(5)	During 2006, Ms. Cafferty also received an additional 810 phantom stock credits pursuant to the Deferred Compensation Plan for Outside Directors. The additional credits, with a value of $49,553, represent the dividends that would have been paid if the deferred compensation account was invested in our common stock.

(6)	During 2006, the Outside Directors received credit for cash dividends on restricted stock held by them. The dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Earnings on those accounts are not included in the Outside Director Compensation Table because the earnings were not above market or preferential. Also in 2006, the Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. The dividends credited on restricted stock, and additional restricted share units credited, in 2006 were as follows:

		Number of Restricted	Grant Date
	Dividends	Share Units	Fair Value of
	Credited on	Credited for	Restricted Share
Name	Restricted Stock($)	Dividends in 2006(#)	Units Credited($)

John R. Alm	0	44.08	2,717
Dennis R. Beresford	0	231.68	14,197
John F. Bergstrom	5,760	214.73	13,156
Abelardo E. Bru	0	69.45	4,271
Pastora San Juan Cafferty	5,760	234.63	14,374
Robert W. Decherd	5,760	253.14	15,511
Mae C. Jemison	0	214.73	13,156
Linda Johnson Rice	5,760	221.95	13,601
Marc J. Shapiro	0	231.68	14,197
G. Craig Sullivan	0	113.03	6,936

Other than the cash retainer, grants of restricted share units, and the other compensation described above, no Outside Director received any compensation or perquisites from us for services as a director in 2006.

A director who is not an Outside Director does not receive any compensation for services as a member of our Board or any committee, but is reimbursed for expenses incurred as a result of the services.

2007 Compensation

In 2006, the Nominating and Corporate Governance Committee, with the assistance of Mercer Human Resource Consulting, evaluated Outside Director compensation to assess whether it still met the objectives set forth above. The Committee then recommended to the Board and the Board approved changes in compensation for Outside Directors. Beginning in 2007, Outside Directors receive (1) an annual cash retainer of $80,000 payable pro rata quarterly in advance and (2) a grant of restricted share units with a grant date value of $130,000 based on the closing price of the Corporation’s stock on the first business day of the year. The Chairmen of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees each receive an additional grant of restricted share units with a grant date value of $20,000, and the Lead Director receives an additional grant of restricted share units with a grant date value of $30,000.

The Board of Directors unanimously recommends a vote FOR the election of the three nominees for director.

PROPOSAL 2.  APPROVAL OF AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Corporation for 2007, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been our independent auditors since 1928.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Principal Accounting Firm Fees

The aggregate fees (excluding value added taxes) billed to the Corporation and its subsidiaries for the fiscal years ended December 31, 2006 and 2005 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), were:

	2006	2005

Audit Fees(a)	$9,328,000	$8,616,000
Audit-Related Fees(b)	945,000	769,000
Tax Fees(c)	1,922,000	2,502,000
All Other Fees	0	0

(a)	Includes fees for statutory audits, comfort letters, attest services, consents, assistance with and review of Securities and Exchange Commission filings and other related matters. These fees include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Currency rates accounted for approximately $440,000 of the increase in Audit Fees in 2006, as the dollar weakened primarily against the Euro and the British Pound.

(b)	2005 and 2006 fees include work with respect to employee benefit plans, due diligence assistance and other matters.

(c)	Includes fees for expatriate tax compliance with respect to current and former employees of $142,000 in 2006 and $1,476,000 in 2005. During 2005, expatriate tax work with respect to current employees was transferred to another accounting firm. In 2006, Deloitte provided expatriate tax work only with respect to former or retired employees.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Deloitte to the Corporation must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Deloitte. At or before the first meeting of the Audit Committee each year, our Vice President and Controller prepares a detailed memorandum outlining the audit services to be provided by Deloitte together with the related fees. In addition, our business and staff units prepare individual requests for non-audit services to be provided by Deloitte during the year. These requests describe the services to be provided, the estimated cost of such services, why the requested service is not inconsistent with the independence rules of the Securities and Exchange Commission, and why it is appropriate to have Deloitte provide such services. Our Vice President and Controller reviews and summarizes the individual non-audit service requests and fees (separately describing audit-related services, tax services and other services) to be provided by Deloitte. Before each subsequent meeting of the Committee, the Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services described therein if such services are acceptable to the Committee.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Deloitte’s independence under applicable Securities and Exchange Commission rules. The Chairman reports action taken to the Audit Committee at its next Committee meeting.

All Deloitte services and fees in 2006 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR approval of this selection.

PROPOSAL 3.  APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS
AND TO MAKE CERTAIN TECHNICAL CHANGES

Our Board of Directors is proposing, for approval by our stockholders, an Amended and Restated Certificate of Incorporation (the “Proposed Certificate”) that incorporates proposed amendments to certain provisions of our existing Restated Certificate of Incorporation (the “Existing Certificate”). A stockholder proposal to declassify the Board of Directors was included in the 2006 Proxy Statement and received favorable votes from a majority of the shares of the common stock outstanding and entitled to vote. The Nominating and Corporate Governance Committee of the Board of Directors and the full Board have carefully considered the advantages and disadvantages of maintaining a classified board structure and, as announced on September 14, 2006, have determined that it is an appropriate time to propose amendments to the Existing Certificate to declassify the Board as described below. The Board believes that annual election of directors will enhance accountability to our stockholders and further our goal of maintaining best practices in corporate governance. In conjunction with the proposal to declassify the Board, we also are proposing an amendment to eliminate the provision in the Existing Certificate that allows stockholders to remove directors only for cause and certain technical changes.

Declassification of Board of Directors

Article VIII of the Existing Certificate provides that the Board is divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms. In addition, Article VIII provides that directors can be removed from the Board only “for cause.” In order to implement annual election of directors and to change the manner in which directors can be removed from the Board, the Existing Certificate must be amended. If stockholders approve the amendments, current directors, including those re-elected to three-year terms at the 2007 Annual Meeting, will continue to serve the remainder of their elected terms and, beginning with the first Annual Meeting following the stockholders’ approval of the amendments, the 2008 Annual Meeting of Stockholders, directors will be elected annually so that by the 2010 Annual Meeting of Stockholders, all directors will be elected annually.

Under Delaware corporate law, stockholders may be limited to removing directors only for cause only if the corporation has a classified board structure. For Delaware corporations without a classified board, the holders of a majority of the voting stock are entitled to remove directors with or without cause. Accordingly, in conjunction with the proposal to declassify the Board, we also are proposing to amend the Existing Certificate to eliminate the provision that allows stockholders to remove directors only for cause. Under Delaware law, directors cannot be removed by other directors, and the proposed amendment will not change this.

The Board has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of, an amendment to Article VIII of the Existing Certificate to declassify the Board and to allow for directors to be removed by the stockholders with or without cause. The amendment does not change the present number of directors, and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Additional Changes

In connection with the proposed amendments to the Existing Certificate discussed above, the Board reviewed the Existing Certificate for other amendments that may be warranted at this time. As a result of this review, the Board is proposing amendments to the Existing Certificate to (i) change the deadline for receipt of stockholder nominations to conform with the deadline for stockholder proposals contained in the By-Laws of the Corporation, (ii) provide that the number of directors shall be authorized from time to time by the affirmative vote of a majority of the entire Board without specifying a minimum and maximum number of directors, (iii) eliminate references to the eliminated Series A Junior Participating Preferred Stock, and (iv) make certain other technical changes.

Proposed Certificate

The full text of the Proposed Certificate is attached as Appendix A to this proxy statement, with additions indicated by underlining and deletions indicated by strikeout. All the proposed amendments, including the proposed technical changes, are included in the Proposed Certificate.

To be approved, the proposed amendments require an affirmative vote by the holders of the majority of our common stock outstanding and entitled to vote on the amendments. If approved, these amendments will become effective upon the filing of the Proposed Certificate with the Secretary of State of the State of Delaware, which we would do promptly after the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 4.  STOCKHOLDER PROPOSAL REGARDING SUPERMAJORITY VOTING

Mr. Nick Rossi, P.O. Box 249, Boonville, California 95415, owning 3,000 shares of our common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Mr. Rossi’s proposal below:

4 — Adopt Simple Majority Vote

RESOLVED:  Shareholders recommend adoption of a simple majority shareholder vote requirement applicable to the greatest number of shareholder voting issues possible. This proposal is focused on adoption of the lowest possible majority vote requirements to the fullest extent possible. This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change to the fullest extent possible in accordance with applicable laws and existing governance documents.

Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 sponsors this proposal.

67% Yes-Vote

This topic won a 67% yes-vote average at 19 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic.

End Potential Frustration of the Shareholder Majority

Our current rule allows a small minority to frustrate the will of our shareholder majority. For example, in requiring an 80%-vote to make certain key governance changes at our company, if our vote is 79% yes and only 1% vote no — only 1% could force their will on our overwhelming 79% majority.

On September 14, 2006 our Board took important steps forward in higher standards for our corporate governance and this proposal is intended to continue this trend. Our Board amended our by-laws to implement a majority voting standard for the election of directors. Our Board also voted to submit a management proposal to shareholders that would establish annual election of each director.

Under the new majority vote standard, which will be used at our April 26, 2007 annual meeting, directors in uncontested elections will be elected by a majority of votes cast. Shareholders will vote at our 2007 Annual Meeting on a company proposal for annual election of each director.

Both of these higher governance standards were recommended in 2006 shareholder proposals by the Carpenters pension funds and Nick Rossi respectively. These proposals won 60% and 78% of the yes and no votes at our 2006 annual meeting.

“Today’s [September 14, 2006] actions provide shareholders with a stronger voice in the election of their directors,” said Thomas J. Falk, Kimberly-Clark Chairman and Chief Executive Officer. “These changes underscore the board’s commitment to sound corporate governance principles and are in keeping with recent best practices.”

To continue this trend of adopting recent best practices you are encouraged to vote yes for simple majority vote.

Adopt Simple Majority Vote
Yes on 4

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

This proposal, which does not pertain to the election of directors, calls for the elimination of special provisions in the Corporation’s Restated Certificate of Incorporation that require more than a simple majority vote for certain actions to be approved. While most proposals submitted to a vote of our stockholders can be adopted by a simple majority vote, certain actions require more than a simple majority vote, including: (i) a merger, consolidation or sale of all or substantially all assets of the

Corporation; (ii) business combinations not approved by continuing directors or at a price not “fair” to our stockholders; (iii) amendments of the provisions in the Restated Certificate of Incorporation relating to actions of stockholders without a meeting and the calling of special meetings of stockholders; and (iv) removal of directors.

Recently, Kimberly-Clark has taken significant actions to continue its implementation of best corporate governance practices:

•	In November 2004, Kimberly-Clark terminated its shareholder rights plan.

•	In September 2006, the Board amended our By-Laws to adopt a true majority voting standard for the election of our directors.

•	At this year’s Annual Meeting, stockholders will vote on a Board proposal for the annual election of our directors. See Proposal 3 above. Currently, the Board is divided into three classes with members of each class serving three-year terms. If Proposal 3 is approved, beginning in April 2008, directors will be elected for one-year terms as their current terms expire.

These actions clearly underscore the Board’s commitment to responsible corporate governance principles and provide our stockholders with a strong voice in the governance of the Corporation and election of our directors. Still, the Board believes that it is in the best interests of the Corporation and its stockholders to maintain the supermajority voting requirements for certain important matters. When our stockholders adopted these supermajority voting provisions, a primary consideration was protecting all stockholders against self-interested actions by one or more large stockholders.

The Board is committed to act in the best interests of the Corporation and all its stockholders. These supermajority voting provisions encourage persons making a hostile takeover bid to negotiate with the Board and help assure terms that are in the best interests of all stockholders. For example, these supermajority voting provisions help provide protection for all stockholders in the event of a hostile bid by one or more large stockholders to take over the Corporation at a price the Board does not believe is fair.

Therefore, the Board believes it is prudent to maintain protections that require the approval of a substantial majority of stockholders before changing or eliminating important governance rules that serve the best interests of all Kimberly-Clark stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 5.  STOCKHOLDER PROPOSAL REGARDING ADOPTION OF GLOBAL
HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR CONVENTIONS

The Comptroller of the City of New York, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund, and the New York City Teachers’ Retirement System and custodian of the New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007-2341 (the “Funds”), owning an aggregate amount of 1,476,456 shares of our common stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Fund’s proposal below:

KIMBERLY-CLARK CORPORATION

GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds

Whereas, Kimberly-Clark Corporation currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

Although the Board agrees with the principles expressed by the proponent relative to human rights in employment, the Board does not believe that adoption of this proposal is in the best interests of the Corporation and our stockholders. Stockholders may be interested to know that the Corporation has received a similar proposal for the past two years, which has received support from less than eight percent of the votes cast each year.

Kimberly-Clark has a long-standing and well-recognized record of support for the rights of our employees with emphasis placed on the importance of their health and safety. The Corporation unequivocally prohibits discrimination on the basis of race, color, sex, sexual orientation, age, religion, national origin, disability and other categories. We are committed to conducting business according to the highest ethical standards and in full compliance with applicable laws in every country in which we operate. We hold managers from all of our businesses worldwide responsible for overseeing the proper implementation of these policies, and for being knowledgeable about all laws and regulations related to employees’ human rights. Suppliers, vendors and contractors of the Corporation are expected to meet similar standards.

Our Code of Conduct, as described above in “Corporate Governance — Other Corporate Governance Matters — Code of Conduct,” provides a uniform set of workplace standards and principles that apply to the worldwide operations of the Corporation and its affiliates. We have a Code of Conduct hotline for employees to report violations anonymously. We thoroughly investigate alleged violations.

Our company culture is characterized by cooperative relationships and high employee involvement. All Kimberly-Clark manufacturing facilities uphold established principles and unifying practices that guide our operations. We also hold these facilities accountable for applying the same standards of safety, human resources, quality, ethics, cost, asset management and customer service. In facilities where union representation exists, we work to build partnerships that meet our collective needs. In the United States, approximately 19.5 percent of the work force is represented by unions. We believe that our relationship with our employees is excellent.

The Corporation’s policies and procedures have consistently reflected our position on human rights in the workplace. Our purchase order terms and conditions require our suppliers to warrant that all services have been performed and that all goods shipped to the Corporation have been produced in compliance with all applicable laws, standards or codes. We will not knowingly conduct business with vendors that employ child, prison, indentured or bonded labor, or use corporal punishment or other forms of mental or physical coercion as a form of discipline in their operations.

The Board believes the Corporation’s Code of Conduct and our business practices address the substantive areas covered by the proposal, and that our existing monitoring processes effectively ensure compliance with the business principles and human rights standards advocated by the proponent. In addition, the Corporation’s compliance with applicable laws is periodically reviewed by federal, state and local government agencies that are empowered to perform reviews. The Board believes that third party monitoring of the Corporation and our suppliers would require expenditure beyond any benefit which reasonably could be expected, and is not in the best interests of our stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 6. STOCKHOLDER PROPOSAL REQUESTING A REPORT ON THE
FEASIBILITY OF PHASING OUT USE OF NON-FSC CERTIFIED FIBER

The following shareholders have given notice that they intend to present for action at the Annual Meeting the resolution set forth below: Domini Social Investments, 536 Broadway, 7th Floor, New York, New York 10012-3915; The Basilian Fathers of Toronto, 15015 Piedmont, Detroit, Michigan 48223; Calvert

Asset Management Company, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814; the Camilla Madden Charitable Trust, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793; Green Century Capital Management, Inc., 114 State Street, Suite 200, Boston, Massachusetts 02109; the Milwaukee Province of the School Sisters of Notre Dame, 13105 Watertown Plank Road, Elm Grove, Wisconsin 53122-2291; and Vanderryn International Corporation and the Vanderryn Trading Corporation, 8112 Whittier Boulevard, Bethesda, Maryland 20817. These shareholders own shares of Kimberly-Clark common stock ranging from 55 to 107,664 shares for an aggregate amount of 212,236 shares. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the Securities and Exchange Commission, we have set forth the Fund’s proposal below:

Sustainable Forestry

Whereas:

Kimberly-Clark is a leader in the global forest products industry and the world’s largest manufacturer of tissue products, using more than 3 million metric tons of virgin fiber, annually.

Kimberly-Clark sources 22% of its virgin wood pulp from Canada’s Boreal forest, the largest remaining ancient forest left in North America. As one of the world’s largest storehouses of carbon, preservation of the Boreal is critical to mitigating climate change. The Boreal is home to nearly 50% of North America’s bird species and contains the largest remaining populations of woodland caribou and wolverines.

Our company has publicly stated that its “corporate policy prohibits the use of wood fiber from virgin rainforests or from designated ecologically significant old growth areas, including ... temperate rainforests in coastal British Columbia.” Greenpeace recently reported that our company sources fiber from the coastal temperate rainforests of British Columbia, in violation of this policy. In response, Kimberly-Clark now acknowledges that it has “overstated” its actual practices.

Kimberly-Clark can ensure access to a sustainable supply of fiber by requiring suppliers to adhere to the Forest Stewardship Council (FSC) certification system. FSC is the only independent forest certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

One-half of the certified fiber procured by Kimberly-Clark is certified to the Sustainable Forest Initiative, developed by the American Forest & Paper Association, a forest industry trade association. Credibility is the most important criterion for the selection of any certification scheme.

Our company required all of its global fiber suppliers to adhere to one of the five forest certification systems by the end of 2005, a goal it has yet to meet. By accepting virtually every available standard, our company fails to set any standard at all.

Major banks, including JP Morgan Chase and Bank of America, have policies limiting or prohibiting investment in companies that negatively impact ancient forests. JP Morgan Chase’s environmental policy expresses a preference for FSC certification when financing forestry projects.

RESOLVED:  Shareholders request the Board to prepare a report, at reasonable cost and omitting proprietary information, by November 1, 2007, assessing the feasibility of phasing out our company’s use of non-FSC certified fiber within 10 years.

Supporting Statement:

Proponents believe that our company’s current practices present serious risks to long-term shareholder value. Kimberly-Clark should develop policies to ensure a long-term sustainable supply of raw materials and mitigate reputational risks by procuring fiber certified using credible standards.

We believe a thorough feasibility study should discuss the Company’s goals and timeframes with respect to:

•	Increasing the use of FSC-certified fiber with the goal of phasing out virgin fiber certified by less credible certification schemes; and

•	Increasing the use of recycled fiber in both consumer and commercial products as a means to reduce reliance on virgin materials.

The study should consider Kimberly-Clark’s role in the marketplace, and assess the potential impact of Kimberly-Clark’s purchasing practices on the availability of FSC-certified fiber.

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

Kimberly-Clark’s Dedication to Sustainable Forestry

Kimberly-Clark has a long history of responsible use of natural resources. We are committed to the promotion of sustainable forestry and frequently review our sustainable forestry policies and practices to improve our efforts to influence sustainable forestry practices on a global level. We highlight our dedication to sustainable forestry on our website, which includes our annual sustainability report, and we will continue to communicate with our stockholders and the public about our environmental conservation work.

The Proposal Has Been Substantially Implemented

The stockholder proposal requests our Board to prepare a report, at reasonable cost and omitting proprietary information, by November 1, 2007, assessing the feasibility of phasing out our use of fiber from sources not certified by the Forest Stewardship Council (“FSC”) within 10 years. The Corporation believes it has already substantially implemented this proposal. In December 2006, we engaged Hawkins Wright Ltd., an independent consulting firm and leading independent expert for market pulp supply data, to assess the availability of FSC-certified fiber in areas where we purchase our wood fiber, and the feasibility of phasing out our use of non-FSC certified fiber within 10 years. Once the study is complete, we will develop a report on the results of the study, including an assessment of the feasibility of phasing out our use of non-FSC certified fiber within 10 years, and make this report available to our stockholders, well ahead of the November 1, 2007 deadline included in the proposal.

The scope of the feasibility study will include:

1.	Pulp producers’ plans, by company and by region, for seeking or continuing FSC certification during the next 10 years. Where appropriate, Hawkins Wright will assess the likelihood of these plans being achieved and, consequently, the quantity of wood fiber, by grade and in the regions in which Kimberly-Clark currently purchases its wood fiber, that is likely to be FSC-certified and available for purchase by Kimberly-Clark for each of the next 10 years.

2.	Factors which constrain the adoption of FSC certification in different regions, focusing specifically on the regions from which Kimberly-Clark currently sources its fiber.

3.	A discussion of the ability of non-governmental organizations and other certifying bodies to influence the availability of FSC-certified fiber in the future.

4.	A discussion of the ability of a tissue manufacturer, comparable in size to Kimberly-Clark, to influence fiber market suppliers to increase the availability of FSC-certified fiber in the future.

Availability and Use of FSC-Certified Fiber

The stockholder proposal recommends that Kimberly-Clark only use fiber certified by FSC and not fiber certified by any of the other forest certification systems recognized in our policy. This recommendation is not practical today and the feasibility study will help us assess its practicality in the future.

Our use of FSC-certified fiber depends on meeting the following requirements:

•	There must be sufficient FSC-certified fiber available;

•	Pulp made from FSC-certified fiber must be commercially available for purchase by us in locations where we source our fiber; and

•	Available FSC-certified fiber must meet our product performance and cost requirements.

We purchase FSC-certified fiber to the extent that it is available and meets our product performance and fiber cost requirements. However, the global supply of FSC-certified fiber currently is not sufficient to allow us to rely exclusively on FSC-certified fiber. Based on data from the United Nations Food and Agriculture Organization and publicly available forest certification data bases, as of October 2006, approximately 7.3 percent of the world’s forests were certified, including approximately two percent certified by FSC. None of the internationally recognized forest certification systems has a dominant share of the market for certified fiber.

Use of Recycled Fiber

The proposal also recommends increasing our use of recycled fiber in both consumer and commercial products as a means to reduce reliance on virgin materials. We have conducted extensive research regarding the various types of fiber, and we are a leader in the industry in the use of recycled fiber in our products. Recycled fiber currently accounts for approximately 29 percent of fiber use for Kimberly-Clark and its subsidiaries and equity affiliates.

All the leading premium consumer tissue brands in North America contain primarily virgin fiber. The main reason is consumer preference for certain product attributes, like strength and softness, which decline as the amount of recycled fiber increases. Consumers have voiced this preference through their purchases. Our studies show that consumer tissue products containing recycled fiber accounted for only 1.7 percent of all dollars spent on branded consumer tissue products in the United States in 2006.

Away-from-home tissue products often contain a higher percentage of recycled fiber. Some Kimberly-Clark away-from-home tissue products, including a line of Scott branded facial tissue, bath tissue and paper towel products, contain 100 percent recycled fiber. We continue to examine the use of recycled fiber in our products and to seek ways to reduce our need for virgin fiber.

Stockholder Communication and Next Steps

Representatives of Kimberly-Clark met with representatives of the proponents of the proposal in November 2006 to discuss their concerns and share our sustainable forestry policies and practices and our plans to conduct the requested feasibility study.

When we receive the results of the feasibility study, we should have a clearer view of the expected availability of FSC-certified fiber to Kimberly-Clark over the next 10 years. The study should provide us an understanding of the extent to which we could increase our purchases of FSC-certified fiber over time. Following an analysis of the study results, we will develop a report that is communicated to our stockholders.

In summary, the Board believes the stockholder proposal has been substantially implemented. Therefore, additional action on this proposal is not necessary and not in the best interests of our stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PART FOUR
OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 31, 2006, unless otherwise indicated, regarding the number of shares of our common stock beneficially owned by each director and nominee, by each executive officer named in “Executive Compensation” below (collectively, the “named executive officers”), and by all directors, nominees and executive officers as a group.

Name of Individual or	Amount and Nature of
Identity of Group	Beneficial Ownership(1)(2)(3)(4)(5)

Robert E. Abernathy	669,164	(6)
John R. Alm	1,877
Dennis R. Beresford	14,667	(6)
John F. Bergstrom	31,492	(6)(7)
Abelardo E. Bru	2,742
Mark A. Buthman	334,440	(6)
Pastora San Juan Cafferty	21,202	(6)(8)
Robert W. Decherd	46,314	(6)(9)
Thomas J. Falk	1,896,619	(6)(10)
Claudio X. Gonzalez	200,142
Mae C. Jemison, M.D.	12,674	(6)
James M. Jenness	1,715	(11)
Steven R. Kalmanson	594,727	(6)
Ronald D. Mc Cray	271,375	(6)
Linda Johnson Rice	20,693	(6)(12)
Marc J. Shapiro	27,007	(6)
G. Craig Sullivan	6,157	(13)
All directors, nominees and executive officers as a group	4,465,613	(6)(14)

(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of our common stock.

(3)	A portion of the shares owned by certain executive officers and directors are held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers and directors have any outstanding margin obligations under any such accounts.

(4)	For each named executive officer, share amounts include the restricted share units and shares of restricted stock granted under the 2001 Equity Participation Plan as indicated below. See “Executive Compensation — Outstanding Equity Awards” for additional information regarding these grants:

	Time-Based	Performance-Based
	Restricted Share	Restricted Share	Shares of
Name of Individual	Units(#)	Units(#)	Restricted Stock(#)

Robert E. Abernathy	30,122	30,122	7,000
Mark A. Buthman	26,900	26,900	10,000
Thomas J. Falk	125,931	125,931	75,000
Steven R. Kalmanson	31,140	31,140	7,000
Ronald D. Mc Cray	25,790	25,790	10,000

(5)	For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include the following restricted share units and shares of restricted stock granted under the Outside Directors’ Compensation Plan:

	Restricted Share	Shares of Restricted
Name of Individual	Units(#)(a)	Stock(#)(a)

John R. Alm	1,877	0
Dennis R. Beresford	8,082	0
John F. Bergstrom	7,459	3,000
Abelardo E. Bru	2,741	0
Pastora San Juan Cafferty	8,105	3,000
Robert W. Decherd	8,828	3,000
Mae C. Jemison, M.D.	7,459	0
James M. Jenness(b)	1,715	0
Linda Johnson Rice	7,766	3,000
Marc J. Shapiro	8,082	0
G. Craig Sullivan	4,156	0

(a)	Such awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board.

(b)	Represents restricted share units granted to Mr. Jenness on February 1, 2007, the effective date of his election to the Board of Directors.

(6)	Includes shares of common stock held by the trustee of our Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2006 by:

Number of Shares That Could be Acquired
Name of Individual	Within 60 Days of December 31, 2006

Robert E. Abernathy	514,533
Dennis R. Beresford	5,084
John F. Bergstrom	8,032
Mark A. Buthman	247,461
Pastora San Juan Cafferty	8,337
Robert W. Decherd	8,236
Thomas J. Falk	1,430,293
Mae C. Jemison, M.D.	5,084
Steven R. Kalmanson	430,613
Ronald D. Mc Cray	177,469
Linda Johnson Rice	7,626
Marc J. Shapiro	17,924

(7)	Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(8)	Ms. Cafferty also has 26,309 phantom stock credits allocated to her deferred compensation account as of December 31, 2006 under our deferred compensation plan for directors. The account reflects the election by Ms. Cafferty to defer into stock credits compensation previously earned by her as a director of the Corporation. Although Ms. Cafferty is fully at risk as to the price of our common stock represented by stock credits, the stock credits are not shares of stock and Ms. Cafferty does not have any rights as a holder of common stock with respect to the stock credits.

(9)	Voting and investment power with respect to 25,000 of the shares is shared with Mr. Decherd’s wife.

(10)	Includes 18,077 shares held by TKM, Ltd. and 110,833 shares held by TKM II, Ltd. TKM is a limited partnership of which an entity owned by Mr. Falk and his wife is the general partner and trusts for the benefit of family members are the limited partners. TKM II, Ltd. is a limited partnership of which an entity owned by Mr. Falk and his wife is the general partner, and Mr. Falk and his wife are the limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd. TKM, Ltd. also has the right to acquire 173,873 shares within 60 days of December 31, 2006. These 173,873 shares are included in the 1,430,293 shares listed for Mr. Falk in footnote 6 above.

(11)	Represents restricted share units granted to Mr. Jenness on February 1, 2007, the effective date of his election to the Board of Directors. These shares are not included in the total of shares held by all directors, nominees and executive officers as a group.

(12)	Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice’s daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

(13)	Includes 2,000 shares held by a trust for the benefit of Mr. Sullivan’s children and for which Mr. Sullivan serves as the sole trustee.

(14)	Voting and investment power with respect to 333,047 of the shares is shared.

To further align management’s financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for approximately 400 key managers, including the named executive officers (see “Part Four — Executive Compensation — Compensation Discussion and Analysis — Target Stock Ownership Guidelines”).

The following table sets forth the information, as of December 31, 2006, regarding persons or groups known to us to be beneficial owners of more than five percent of our common stock.

		Percentage of Common
	Number of Common Shares	Stock Outstanding on
Name and Address of Beneficial Owner	Beneficially Owned	December 31, 2006

Barclays Global Investors, NA(1) 45 Fremont Street San Francisco, CA 94105	29,948,859	6.6

Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	24,768,318	5.4

(1)	The address and number of shares of our common stock beneficially owned by Barclays Global Investors, NA and certain of its affiliates are based on the Schedule 13G filed by Barclays Global Investors, NA and its affiliates with the Securities and Exchange Commission on January 23, 2007. In addition to Barclays Global Investors, NA, affiliates on the filing are Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited. According to the filing, the reporting entities do not affirm the existence of a group, and the reporting entities, taken as a whole, had sole voting power with respect to 25,956,887 shares and sole dispositive power with respect to 29,948,859 shares, and did not have shared voting or dispositive power as to any shares.

(2)	The address and number of shares of our common stock beneficially owned by Wellington Management Company, LLP (“Wellington”) are based on the Schedule 13G filed by Wellington with the Securities and Exchange Commission on February 14, 2007. According to the filing, Wellington in its capacity as an investment advisor may be deemed to beneficially own shares of our common stock held of record by its clients. The filing states that Wellington has shared power to vote or to direct the vote of 12,127,845 shares, shared power to dispose or to direct the disposition of 24,768,318 shares, and does not have sole power to vote or dispose of any shares.

EXECUTIVE COMPENSATION

[To be included in the Definitive Proxy Statement]

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any person owning more than 10 percent of a class of our stock to file reports with the Securities and Exchange Commission regarding their ownership of our stock and any changes in ownership. The Corporation maintains a compliance program to assist our directors and executive officers in making these filings. With one exception noted below, we believe that our executive officers and directors timely complied with their filing requirements for 2006.

On November 12, 2006, a portion of a restricted stock grant awarded in November 2001 to Ms. Joanne B. Bauer, the President of the Corporation’s Healthcare business, and her spouse, Timothy Painter, vested and 974 and 163 shares of the vested restricted stock were automatically deducted from Ms. Bauer’s and Mr. Painter’s grants, respectively, in order to satisfy tax withholding obligations. The report reflecting this automatic deduction, which was due to be filed on November 14, 2006, was filed on November 15, 2006.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions.

Our Audit Committee, pursuant to the Audit Committee Charter approved by our Board, has oversight for related person transactions and compliance with our Code of Conduct. The Audit Committee receives periodic reports from management with respect to related person transactions and reviews potential conflict of interest situations where appropriate. Our Code of Conduct governs related person transactions for Kimberly-Clark employees and requires potential conflicts of interest to be reported to management or the Legal Department. The Audit Committee reviews periodic reports from our Senior Vice President, Law and Government Affairs and Chief Compliance Officer and our internal audit executive regarding compliance with our Code of Conduct.

Any related person transaction involving a director is reviewed annually by the Nominating and Corporate Governance Committee and our Board in determining the independence of our directors, pursuant to our Corporate Governance Policies, SEC rules and the NYSE listing standards.

2006 Related Person Transactions.

We share aircraft hanger space, pilots and related services with Bergstrom Corporation, an entity which is majority owned by Mr. Bergstrom. During 2006, Bergstrom Corporation paid us $191,000 for its share of the costs associated with these services.

In 2006, we purchased advertising totaling $342,644 from entities owned directly or indirectly by Johnson Publishing Company, where Ms. Johnson Rice is President and Chief Executive Officer. This advertising was placed in accordance with our advertising agencies’ independent recommendations and was not directed by the Corporation.

2008 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in our 2008 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2008 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 14, 2007. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail — return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an Annual Meeting by a stockholder (other than in connection with the election of directors; see “Part Two — Corporate Governance Information — Stockholder Nominations for Directors” above), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder’s notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of our By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2006, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2006 and the auditors’ report thereon. Management has the responsibility for the preparation of the Corporation’s financial statements, and the auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for approval the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Corporation for 2007.

AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS

Dennis R. Beresford, Chairman
John R. Alm
John F. Bergstrom
Mae C. Jemison, M.D.

OTHER MATTERS

Our management does not know of any other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of
Directors.

Timothy C. Everett
Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 14, 2007

Appendix A

AMENDED AND
  RESTATED

CERTIFICATE OF INCORPORATION

OF

KIMBERLY-CLARK CORPORATION

~~JUNE 12, 1997~~
April 26, 2007

AMENDED AND
 RESTATED CERTIFICATE OF INCORPORATION
OF
KIMBERLY-CLARK CORPORATION

The date of filing of the original ~~certificate~~
Certificate
  of ~~incorporation~~
Incorporation
  of this Corporation with the Secretary of State
of the State of Delaware
  was June 29, 1928.

ARTICLE I

The name of this Corporation is KIMBERLY-CLARK CORPORATION.

ARTICLE II

Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the
Delaware
 General Corporation Law ~~of Delaware~~
(the “DGCL”)
 .  The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect such purpose and all powers and privileges now or hereafter conferred by the laws of the State of
 Delaware upon corporations formed under the ~~General Corporation Law of Delaware~~
DGCL
 .

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is one billion, two hundred and twenty million (1,220,000,000) shares which shall be divided into two classes as follows:

(a) Twenty million (20,000,000) shares of Preferred Stock without par value; and

(b) One billion, two hundred million (1,200,000,000) shares of Common Stock of the par value of One Dollar and Twenty-five Cents ($1.25) per Share.

ARTICLE V

A statement of the voting powers and of the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each class of stock of the Corporation, is as follows:

(1)  In General

No holders of shares of this Corporation of any class, or of bonds, debentures or other securities convertible into stock of any class, shall be entitled as of right to subscribe for, purchase, or receive any stock of any class whether now or hereafter authorized, or any bonds, debentures or other securities whether now or hereafter authorized, convertible into stock of any class, or any stock into which said bonds, debentures or other securities may be convertible, and all such additional shares of stock, debentures or other securities, together with the stock into which the same may be converted, may be issued and disposed of by the Board of Directors to such persons and on such terms and for such consideration (as far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable.

All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate of Incorporation.

(2)  Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is also expressly authorized to fix: the consideration for which the shares of such series are to be issued; the number of shares constituting such series; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; the redemption price or prices and other terms of redemption, if any, for shares of such series; and any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series.

(3)  Common Stock

(a) Subject to preferences and rights to which holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided, such dividends (payable in cash, stock, or otherwise) as may be determined by the Board of Directors may be declared and paid out of funds legally available therefor upon the Common Stock from time to time.

(b) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets available for distribution to the shareholders, subject to preferences and rights to which the holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided.

(c) The holders of Common Stock shall be entitled to one vote for each of the shares held by them of record at the time for determining holders thereof entitled to vote.

~~(4)  Series A Junior Participating Preferred Stock~~

~~Pursuant to authority conferred by this Article V upon the Board of Directors of the Corporation, the Board of Directors created a series of 2,000,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock by filing an Amended Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware on July 12, 1995, and the voting powers, designations, preferences and relative, participating and other special rights, and the qualifications, limitations and restrictions thereof of the Series A Junior Participating Preferred Stock of the Corporation are as set forth in Annex 1 hereto and are incorporated herein by reference.~~

ARTICLE VI

(1) The following corporate action shall require the approval, given at a stockholders’ meeting or by consent in writing, of the holders of at least sixty-six and
 two-thirds
percent (66 2/3%)
 of the ~~stock issued and.~~
voting power of the
  outstanding ~~and~~
shares of capital stock of the Corporation then
 entitled to vote thereon:

(a) the dissolution of the Corporation, or

(b) the sale, lease, exchange or conveyance of all or substantially all of the property and assets of the Corporation, or

(c) the adoption of an agreement of merger or consolidation, but no stockholder approval shall be required for any merger or consolidation which, under the ~~Lawslaws~~
laws of the State
  of Delaware, need not be approved by the stockholders of the Corporation.

(2) The number of authorized shares of any class or classes of stock may be increased or decreased by the approval of the holders of a majority of all of the stock of the Corporation entitled to vote thereon, except to the extent that, in the resolution or resolutions providing for the issuance of a class or series of stock, the Board of Directors shall specify that approval of the holders of one or more classes or series of stock shall be required to increase or decrease the number of authorized shares of one or more classes or series of stock.

(3) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders, except for stockholder approvals required by Section (1) of this Article VI.

(4) Meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, by the Chairman of the Board, or by the Chief Executive Officer.

ARTICLE VII

The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE VIII

(1)  Power of the Board of Directors.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the ~~Laws~~
laws
  of the State of Delaware, the Board of Directors is expressly authorized:

(a) to make, alter, amend or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

(b) to determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements (except as otherwise provided in this Certificate of Incorporation) for, and the manner of taking, Board action; and

(c) to exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and any By-Laws of the Corporation.

(2)  Number of Directors.  The number of Directors constituting the entire Board of Directors shall be ~~not less than 11 nor more than 25. The specific number of Directors constituting the entire Board of Directors shall be~~ as authorized from time to time exclusively by the affirmative vote of a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of Directors that the Corporation would have if there were no vacancies.

~~(3)  Classified Board.  At the 1986 Annual Meeting of Stockholders, the Directors shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of office of the first class of Directors to expire at the 1987 Annual Meeting of Stockholders, the initial term of office of the second class of Directors to expire at the 1988 Annual Meeting~~ >

~~of Stockholders and the initial term of office of the third class of Directors to expire at the 1989 Annual Meeting of Stockholders. Commencing with the 1987 Annual Meeting of Stockholders, Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election, and upon the election and qualification of their successors. A person elected as a Director shall be deemed a Director as of the time of such election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, an equal number of Directors in each class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of Directors in any two classes shall not exceed one.~~

(3)  Terms of Directors.  At the 2008 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of stockholders of the Corporation; at the 2009 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the Directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each Director to hold office until his or her successor shall have been duly elected and qualified.

(4)  Nominations.  Subject to the rights of holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, nominations for the election of Directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any stockholder of record entitled to vote generally in the election of Directors. However, any stockholder of record entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if a written notice of such stockholder’s intent to make such nomination or nominations, meeting the requirements described below, has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation, and received by the Corporation, not less than ~~50~~

  days nor more than ~~75~~

  days prior to the meeting; provided, however, that in the event that less than ~~60~~
75
  days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(5)  Vacancies.  Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors for any reason and any newly created Directorships resulting by reason of any increase in the number of Directors may, ~~if occurring prior to the expiration of the term of office of the class~~ >

~~in which such vacancy or increase occurs,~~ be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office ~~, although less than a quorum, and any Directors so~~ . Any Director elected
or appointed to fill a vacancy
  shall hold office until the next election of ~~the class for which such~~  Directors ~~have been elected~~ and until ~~their successors are~~
his or her successor is
  elected and qualified.

(6)  Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, ~~(i)~~  any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his
, her
  or their term of office, ~~but only for~~
with or without
  cause ~~and only~~
,
  by the affirmative vote of the holders of record of ~~outstanding shares representing~~ at least ~~eighty~~
sixty-six and two-thirds
  percent ( ~~80~~
66 2/3
 %) of the voting power of ~~all of the~~
the outstanding
 shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class ~~, and (ii) any Director may be removed from office~~ ; provided, however, if a Director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such Director may only be removed for cause and only by the affirmative vote of a ~~majority of the entire Board of Directors, at any time prior to the expiration of his term of office, but only for cause~~
the holders of record of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class
 .

ARTICLE IX

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of ~~section~~
Section
  291 of ~~Title 8 of~~ the ~~Delaware Code~~
DGCL
 or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of ~~section~~
Section
  279 ~~of Title 8~~  of the ~~Delaware Code~~
DGCL,
  order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE X

(1)  Certain Definitions.  For the purposes of this Article X and the second proviso of Article XI:

A. “Business Combination” means:

(i) any merger or consolidation of the Corporation or any Subsidiary with (a) an Interested Stockholder or (b) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of the Corporation or any Subsidiary or (b) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

(vi) any agreement, contract or other arrangement providing for anyone or more of the actions specified in clauses (i) through (v) of this Section (1) A.

B. “Affiliate” or “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), as in effect on January 1, 1986.

C. “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1986.

D. “Continuing Director” means: (i) any member of the Board of Directors of the Corporation who (a) is neither the Interested Stockholder involved in the Business Combination as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (b) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder; and (ii) any successor of a Continuing Director described in clause (i) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

E. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

F. “Interested Stockholder” means any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

(i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of five percent (5%) or more of the voting power of the then outstanding Voting Stock of the Corporation; or

(ii) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

G. A “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14 (d) (2) of the Exchange Act.

H. “Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the voting power represented by all of the outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but shall not include any other shares of Voting Stock of the corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the corporation.

I. “Voting Stock” means outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of Directors.

(2)  Higher Vote for Business Combinations.  In addition to any affirmative vote required by law or by this Certificate of Incorporation, and except as otherwise expressly provided in Section (3) of this Article, any Business Combination shall require the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of the then outstanding shares of the Voting Stock of the Corporation, voting together as a single class, voting at a stockholders’ meeting and not by consent in writing. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(3)  When Higher Vote Is Not Required.  The provisions of Section (2) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs A and B are met.

A. Approval by Continuing Directors.  The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

B. Form of Consideration, Price and Procedure Requirements.  All of the following conditions shall have been met:

(i) With respect to each share of each class of Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination (the “Consummation Date”), consideration, in the form specified in subsection (3) (B) (ii) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder to which the Business Combination relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

(b) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date; and

(c) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(ii) The consideration to be received by holders of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in subsection (3)(B)(i) hereof shall be in cash or if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted in whole or in part of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

(iii) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (a) except as approved by the affirmative vote of a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (c) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(iv) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

(v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Corporation at least 45 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).

(4)  Powers of Continuing Directors.  A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (A) whether a Person is an Interested Stockholder, (B) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section (3) have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article.

(5)  No Effect on Fiduciary Obligations.

A. Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

B. The fact that any Business Combination complies with the provisions of Section (3) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

(6)  Effect on Other Provisions.  The provisions of this Article X are in addition to, and shall not alter or amend, the provisions of Section (1) of Article VI of this Certificate of Incorporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the ~~General Corporation Law of Delaware~~
DGCL
 , the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Section (2) of Article V, Sections (3) and (4) of Article VI, and ~~Articles VIII and~~
Article
  XI (except for the second proviso of this Article XI) of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors; and provided further that, notwithstanding the fact that a lesser percentage may be specified by the ~~General Corporation Law of Delaware~~
DGCL
 , the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all the outstanding Voting Stock of the Corporation, voting together as a ~~Single~~
single
  class, shall be required to amend, alter or repeal, or adopt any provision or provisions inconsistent with, any provision of Article X or this proviso of this Article XI, unless such amendment, alteration, repeal, or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors and by a majority of the Continuing Directors.

ARTICLE XII

No Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director. Notwithstanding the foregoing, a Director shall be liable to the extent provided by applicable law (i) for breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the ~~General Corporation Law of the State of Delaware~~
DGCL
  or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

[Amended Certificate of Designation of Series A Junior Participating Preferred Stock is Deleted in its entirety].

Invitation to Stockholders

Notice of 2007 Annual Meeting

Proxy Statement

. NNNNNNNNNNNN 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 XXXXXXXXXXXXXX Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees (term to expire at 2010 Annual Meeting of Stockholders). 1. Nominees: For Against Abstain For Against Abstain For Against Abstain + 01 — James M. Jenness 02 - Linda Johnson Rice 03 — Marc J. Shapiro B Management Proposals — The Board of Directors recommends a vote FOR Management Proposals 2 and 3. For Against Abstain For Against Abstain 2. Approval of Auditors 3. Approval of Amended and Restated Certificate of Incorporation to eliminate the Classified Board of Directors and to make certain technical changes C Stockholder Proposals — The Board of Directors recommends a vote AGAINST Stockholder Proposals 4, 5 and 6. For Against Abstain For Against Abstain 4. Stockholder Proposal Regarding Supermajority Voting 5. Stockholder Proposal Regarding Adoption of Global Human Rights Standards Based on International Labor Conventions 6. Stockholder Proposal Requesting a Report on the Feasibility of Phasing Out Use of Non-FSC Certified Fiber IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — E ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 2 1 5 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00O8HG .

Proxy — Kimberly-Clark Corporation It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, registered holders may go to our transfer agent’s website at http://www.computershare.com/us/ecomms at any time and follow the instructions. Plan participants may sign up for electronic delivery service by going to our transfer agent’s website at http://www.econsent.com/kmb at any time and follow the instructions. Act Now! 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy/Voting Instructions for the Annual Meeting of Stockholders — April 26, 2007 + Solicited on Behalf of the Board of Directors Thomas J. Falk, Ronald D. Mc Cray and Timothy C. Everett, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Dallas Marriott Las Colinas, 223 West Las Colinas Boulevard, Irving, Texas on April 26, 2007 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are composed of management personnel, will direct the trustees to vote the shares. IMPORTANT: TO BE SIGNED AND DATED BELOW PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED. D Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — E ON BOTH SIDES OF THIS CARD. +